UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 16, 2024

AMCOR PLC
(Exact name of registrant as specified in its charter)

Jersey	001-38932	98-1455367
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

83 Tower Road North
Warmley, Bristol
United Kingdom	BS30 8XP
(Address of principal executive offices)	(Zip Code)

+44 117 9753200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value $0.01 per share	AMCR	New York Stock Exchange
1.125% Guaranteed Senior Notes Due 2027	AUKF/27	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    On March 16, 2024, Ronald Delia notified Amcor plc (the “Company”) of his intention to retire as the Company’s Chief Executive Officer and as a member of the Company’s Board of Directors (the “Board”) for health reasons. The effective date of Mr. Delia’s retirement as both an officer and director of the Company and any of its subsidiaries, including as the Company’s Chief Executive Officer, will be April 15, 2024. Following his retirement as an officer and director, Mr. Delia will remain employed by the Company in a consulting and transition capacity in a non-executive role with the title of Senior Advisor, to ensure a smooth transition of duties, until September 30, 2024 (the “Retirement Date”). In his role as Senior Advisor, Mr. Delia will report to the Company’s Chairman. Mr. Delia’s retirement is not as a result of any disagreements with the Company.

    In connection with Mr. Delia’s retirement, he has entered into a Transition and Release Agreement with the Company, dated March 16, 2024 (the “Transition and Release Agreement”), which serves as an amendment to any relevant clauses included in Mr. Delia’s employment contracts with the Company, including but not limited to the Offer of Employment, dated January 21, 2015 (the “Delia Original Employment Offer”). The Transition and Release Agreement provides for the following, in exchange for Mr. Delia’s execution of a general release of claims, as well as continued compliance with the covenants in the Transition and Release Agreement: (1) continued base salary at the amount Mr. Delia was receiving immediately prior to his retirement through the Retirement Date; (2) the right to receive the cash bonus, if any is earned, under the Company’s Management Incentive Plan (the “MIP”) for the fiscal year ending June 30, 2024, at the same time such bonuses are otherwise paid, with the entire amount payable in cash (including any portion due under the Equity Management Incentive Plan (the “EMIP”)); (3) the continued right to vest in any equity awards issued pursuant to the EMIP and the Company’s Long Term Incentive Plan (the “LTIP”) for which the vesting date occurs prior to the Retirement Date (contingent on any requirements for vesting being met); (4) a payment in an amount equal to six months’ base salary, payable following the Retirement Date; (5) the right to receive a pro-rated MIP award for the fiscal year ended June 30, 2025, if any is earned, to be paid at the same time such bonuses are otherwise paid, with the entire amount payable in cash (including any portion due under the EMIP); (6) relocation assistance from his residence in Switzerland; (7) if a timely election is made for continued health care coverage under the Company’s medical, dental and vision plans, as permitted by COBRA, the Company will cover the employer portion of any applicable premium for a period of 12 months following the Retirement Date; (8) tax support services through calendar years 2023, 2024, 2025, and 2026; (9) the vesting in full within 30 days after the Retirement Date of the outstanding restricted stock units (“RSUs”) under the EMIP; (10) the right to exercise vested stock options for 90 days after the Retirement Date, consistent with the terms of the stock option award agreements, and continued vesting on a pro-rated basis of outstanding stock option awards and performance share awards, assuming that performance conditions are met, with any stock options vesting after the Retirement Date remaining exercisable for 90 days after the vesting date; and (11) career transition assistance at the Company’s expense, for a period of 12 months, which may be commenced before the Retirement Date but shall be completed not later than 12 months from the Retirement Date. Mr. Delia will not receive any grants of additional equity awards under the EMIP and the LTIP, nor will he receive an allocation of employer contributions under the Amcor Rigid Packaging Deferred Compensation Plan for the 2024 calendar year.

    In exchange for the payments made under the Transition and Release Agreement, Mr. Delia provides a general release of claims as related to the Company and its affiliates, officers, directors, and shareholders. The Transition and Release Agreement contains customary restrictive covenants relating to non-competition, non-solicitation, non-disparagement, and confidentiality, for which the payments described above will serve as consideration.

    The Board has engaged a third-party search firm to conduct a full internal and external search for Mr. Delia’s replacement as Chief Executive Officer. The Board has taken action to reduce the size of the Board to nine members, effective immediately upon Mr. Delia’s retirement as a director.

    On March 19, 2024, the Company announced that Peter Konieczny, the Company’s current Chief Commercial Officer, will become Interim Chief Executive Officer (the “Interim CEO”) and carry the title of principal executive officer, effective upon the effectiveness of Mr. Delia’s retirement from his role as Chief Executive Officer. Mr. Konieczny will not become a director in connection with his appointment as Interim CEO. Mr. Konieczny, 59, has been employed by Amcor or its predecessors since 2010. He served as President, Amcor Flexibles, Europe, Middle East & Africa and Latin America between 2019 and 2020, President, Amcor Flexibles Europe, Middle East & Africa between 2015 and 2019, and President, Amcor Specialty Cartons between 2010 and 2015. Prior to Amcor, he had five years of experience in the packaging industry as President of Silgan White Cap, a global organization specializing in metal and plastic closures for the food and beverage industries. He held business group Managing Director and Chief Finance Officer positions in the heavy industrial equipment industry and has been a management consultant with McKinsey & Company.

    Mr. Konieczny is a party to an employment agreement with the Company, dated September 17, 2009 (the “Original Employment Agreement”). In connection with Mr. Konieczny’s appointment, he has entered into a letter agreement with the Company, dated March 16, 2024 (the “Interim CEO Letter Agreement”) that sets forth employment and compensation terms relating to his role as Interim CEO, and which incorporates certain terms of the Original Employment Agreement. Pursuant to the terms of the Interim CEO Letter Agreement, Mr. Konieczny will receive an increased annualized base salary of CHF 1,580,190. He will participate in the MIP for fiscal year 2024 at the level and terms previously provided to Mr. Delia, including a target percentage of 120% of base salary and a maximum range of 0 to 180% of base salary, and the same performance goals as previously set for Mr. Delia; the payout to Mr. Konieczny at the end of the fiscal year will be prorated to reflect the period of time he served in each of the officer roles during the course of the year. Mr. Konieczny will also receive an RSU grant with respect to 170,000 ordinary shares with a vesting period that continues to February 2026. For such time as Mr. Konieczny is serving as Interim CEO, any LTIP grants made to him will be based on a grant date fair value of 200% of his base salary.

    If the Company were to terminate Mr. Konieczny without cause (as defined in his Original Employment Agreement), or if Mr. Konieczny terminates his employment as a good leaver (as defined in the Interim CEO Letter Agreement), each while he is serving as Interim CEO, then he would be entitled to: (1) 12 months of base salary (at the Interim CEO level) as severance pay; (2) any MIP payment (including any portion due under the EMIP) previously earned at the time of termination, paid entirely in cash; (3) a pro-rated portion of the MIP award (including any portion due under the EMIP) for the performance period during which the termination occurs, paid entirely in cash; and (4) any other equity awards for which he has completed one-half of the performance period as of the termination date will continue to vest according to their terms on a pro-rated basis. Additionally, all outstanding RSUs granted to Mr. Konieczny under the EMIP, including those RSUs granted to him at the time he became Interim CEO, will become vested in full within 30 days after the employment termination date, and any notice period that he would be required to provide under his Original Employment Agreement will be deemed waived. Further, Mr. Konieczny’s restrictive covenants under his Original Employment Agreement will be extended to 12 months following termination of employment.

    There are no transactions since the beginning of the Company’s last fiscal year in which the Company is a participant and in which Mr. Konieczny or any members of his immediate family have any interest that are required to be reported under Item 404(a) of Regulation S-K. No family relationships exist between Mr. Konieczny and any of the Company’s directors or executive officers. The appointment of Mr. Konieczny was not pursuant to any arrangement or understanding between him and any person, other than a director or executive officer of the Company acting in his or her official capacity.

    The foregoing descriptions of the Transition and Release Agreement, the Delia Original Employment Offer, the Interim CEO Letter Agreement and the Original Employment Agreement are not complete and are in summary form only, and are qualified in their entirety by reference to the full text of the Transition and Release Agreement, the Delia Original Employment Offer, the Interim CEO Letter Agreement and the Original Employment Agreement which are filed as Exhibits 10.1, 10.2, 10.3, and 10.4 to this Current Report on Form 8-K, respectively. A copy of the press release announcing the retirement of Mr. Delia and the transition of Mr. Konieczny to the role of Interim CEO is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

Exhibit Index

Exhibit No.	Description
10.1	Transition and Release Agreement between Amcor plc and Ronald Delia, dated as of March 16, 2024*
10.2
Employment Agreement between Amcor Limited and Ronald Delia, dated as of January 21, 2015 (incorporated by reference to Exhibit 10.3 to Amcor plc’s Registration Statement on Form S-4 filed on March 12, 2019).*

10.3	Interim CEO Letter Agreement between Amcor plc and Peter Konieczny, dated as of March 16, 2024*
10.4
Employment Agreement between Amcor Limited and Peter Konieczny, dated as of September 17, 2009 (incorporated by reference to Exhibit 10.6 to Amcor plc’s Registration Statement on Form S-4 filed on March 12, 2019).*

99.1	Press Release of Amcor plc, dated March 19, 2024
104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the inline XBRL document

* This exhibit is a management contract or compensatory plan or arrangement.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMCOR PLC

Date	March 19, 2024	/s/ Damien Clayton
		Name:	Damien Clayton
		Title:	Company Secretary